Exhibit 3.67

MINUTES OF THE FIRST MEETING OF THE STOCKHOLDERS OF

QUALITY OUTDOOR SERVICES, INC.

The Stockholders of Quality Outdoor Services, Inc. met at the office of Goddard and Gamble, Attorneys, on the 23rd day of December, 1993, when there was present Mike Lewis, who presided, and Bruce Guillaume.

By common consent Bruce Guillaume served as Secretary Pro Tem.

Upon motion duly made, seconded and carried, Mike Lewis and Bruce Guillaume were elected the first Board of Directors of the corporation. Bruce Guillaume presented to the meeting proposed by-laws for the governing of the corporation, which were in words and figure as follows:

BY-LAWS

ARTICLE I.

Name and Location

Section 1. The name of the corporation shall be Quality Outdoor Services, Inc.

Section 2. Its principal office shall be located at 207 Cusick Street, Maryville, Tennessee 37801.

Section 3. Other offices for the transaction of business shall be located at such places as the Board of Directors May from time to time determine.

ARTICLE II.

Capital Stock

Section 1. The maximum number of shares which will be outstanding at any one time shall be 200 shares, which shares shall have no par or nominal value.

Section 2. All certificates of stock shall be signed by the President and Secretary.

Section 3. Treasury stock shall be held by the corporation subject to the disposal of the Board of Directors, and shall neither vote nor participate in dividends.

Section 4. The corporation shall have a first lien on all shares of its capital stock and upon all dividends declared upon the same, for any indebtedness of the respective holders thereof to the corporation.

Section 5. Transfers of stock shall be made only on the books of the corporation; and the old certificate, properly endorsed, shall be surrendered and cancelled before a new certificate is issued. The stock books of the corporation shall be closed against transfers for a period of ten days before the day of payment of a dividend and for ten days before each annual meeting of the stockholders.

Section 6. In case of loss or destruction of a certificate of stock, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction; and upon the giving of satisfactory security, by bond or otherwise, against loss to the corporation. Any such new certificate shall be plainly marked “Duplicate” upon its face.

ARTICLE III.

Stockholders Meetings

Section 1. The annual meeting of the Stockholders shall be held within the month of January of each year upon ten (10) days notice given under the direction of the Board of Directors, at the principal office of the corporation. At such meetings the Stockholders shall elect Directors to serve until their successors have been elected and qualified.

Section 2. A special meeting of the stockholders, to be held at the same place as the annual meeting, may be called at any time by the President or by resolution of the Board of Directors.

Section 3. Notice of the time and place of all annual and special meetings shall be mailed by the Secretary to each Stockholder ten days before the date thereof, or by personal service of said notice on said stockholders. The stockholders may, by written instrument, waive notice of the time and place of any such stockholders’ meeting.

Section 4. The President, or, in his absence, the Vice-President, shall preside at all such meetings.

Section 5. At every such meeting each stockholder shall be entitled to cast one vote for each share of voting stock held in his name; which vote may be cast by him either in person or by proxy. All proxies shall be in writing, and shall be filed with the secretary and by him entered of record in the minutes of the meeting.

Section 6. A quorum for the transaction of business of any such meeting shall consist of a number of the members representing a majority of the shares of stock issued and out standing; but the stockholders present at any meeting, though less than a quorum, may adjourn the meeting to a future time.

ARTICLE IV.

Directors

Section 1. The business and property of the corporation shall be managed by a Board of two (2) Directors, who shall be elected by the stockholders. A Director need not be a stockholder.

Section 2. The Directors shall be elected annually by the stockholders at the annual meeting and shall hold office for one year or until their successors are duly elected and qualified.

Section 3. The annual meetings of the Directors shall be held in the principal office of the corporation, immediately following the adjournment of each annual stockholders’ meeting.

Section 4. Special meetings of the Board of Directors shall be held in the principal office of the corporation and may be called by the President; and in his absence by the Vice President or by any *Number members of the Board.

Section 5. A quorum for the transaction of business at any regular or special meeting of the Directors shall consist of a majority of the total membership of the Board.

Section 6. Members of the Board of Directors may participate in a meeting of such Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participate in a meeting pursuant to this section shall constitute presence in person at such meeting. The Board of Directors may adopt resolution without the necessity of a formal meeting of the Board by a written consent to the adoption of such resolution signed by each member of the Board. Such resolution, when so adopted, shall be spread upon the minutes of the Board of Directors and shall have the same effect as though adopted in regular session of the Board.

Section 7. The Directors shall elect the officers of the corporation and fix their salaries, such election to be held at the Directors’ meeting following each annual stockholders’ meeting.

Section 8. At each annual Stockholders’ meeting the Directors shall submit a statement of the business done during the preceding year, together with a report of the general financial condition of the corporation, and of the condition of its tangible property.

Section 9. The Directors shall, by proper resolution, designate the person or persons who shall have the authority to issue checks for and in behalf of the corporation.

ARTICLE V.

Officers

Section 1. The Officers of this corporation shall be a President, Vice-president, a Secretary and a Treasurer, who shall be elected for the term of one year, and shall hold office until their successors are duly elected and qualified. The offices of Secretary and Treasurer may be held by one person. The Board of Directors may elect one of such officers as General Manager.

Section 2. The President shall preside at all Directors’ and Stockholders’ meetings; shall sign all stock certificates and written contracts of the corporation and shall perform all such other duties as are incident to his office. In case of the absence or disability of the President, his duties shall be performed by the Vice-President.

Section 3. The Secretary shall issue notices of all Directors’ and Stockholders’ meetings and shall attend and keep the minutes of the same; shall have charge of corporate books, records and papers; shall attest with his signature all stock certificates and written contracts of the corporation; and shall perform all such other duties as are incident to his office, and he need not be either a Director or Stockholder in said corporation.

Section 4. The Treasurer shall have custody of all money and securities of the corporation. He shall keep regular books of account and shall submit them, together with all his vouchers, receipts, records and other papers to the Directors for their examination and approval as often as they may require; and shall perform all such other duties as are incident to his office.

ARTICLE VI.

Dividends and Finance

Section 1. Dividends to be paid out of the surplus earnings of the corporation may be declared from time to time by resolution of the Board of Directors, but no dividend shall be paid that will impair the capital of the corporation.

Section 2. The funds of the corporation shall be deposited in such bank or trust company as the Directors shall designate and shall be withdrawn only on the check or order as provided by the Directors.

Section 3. The fiscal year of the corporation shall be from January 1 to December 31.

ARTICLE VII.

Seal

Section 1. The corporation shall have no seal.

ARTICLE VIII.

Amendments

Section 1. Amendments to these By-Laws may be made by a vote of the stockholders at any annual stockholders’ meeting or at any special stockholders’ meeting when the purposes have been set out.

Upon motion duly made, seconded and carried the foregoing by-laws were unanimously adopted.

There being no further business to come before the meeting the meeting was duly adjourned.

/s/ Bruce Guillaume	/s/ Mike Lewis
Bruce Guillaume Secretary	Mike Lewis President